Capped Return Notes Linked to a Basket of Three Underliers Due June 28, 2029

PRODUCT CHARACTERISTICS
•	Basket Allocation Feature — The weighting of each Basket Underlier in the Basket will be determined on the Valuation Date. The Basket Underlier with the highest Basket Underlier Return will receive a 60% Basket Weighting, the Basket Underlier with the second-highest Basket Underlier Return will receive a 30% Basket Weighting and the Basket Underlier with the lowest Basket Underlier Return will receive a 10% Basket Weighting.
•	Capped Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, the investor will receive a return equal to 100% of the Basket Return, subject to the Maximum Redemption Amount of at least 150% of the principal amount of the Notes (to be determined on the Trade Date).
•	Return of Principal at Maturity — If the Final Basket Value is less than or equal to the Initial Basket Value, at maturity, the investor will receive only the principal amount of the Notes, with no additional return.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017G4Z1
Basket Underliers:	Nikkei 225 Index (Bloomberg symbol “NKY”), S&P 500® Index (Bloomberg symbol “SPX”) and EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Basket Weightings:

With respect to the Basket Underlier with the highest Basket Underlier Return; 60%.

With respect to the Basket Underlier with the second-highest Basket Underlier Return; 30%.

With respect to the Basket Underlier with the lowest Basket Underlier Return; 10%.

Trade Date:	June 25, 2024
Issue Date:	June 28, 2024
Valuation Date:	June 25, 2029
Maturity Date:	June 28, 2029
Payment at Maturity:

The investor will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Basket Value is greater than the Initial Basket Value, an amount equal to the lesser of:

1.       $1,000 + ($1,000 × Basket Return × Participation Rate); and

2.       the Maximum Redemption Amount

•

If the Final Basket Value is less than or equal to the Initial Basket Value: $1,000

Participation Rate:	100% (subject to the Maximum Redemption Amount)
Maximum Redemption Amount:	At least $1,500 (150% of the principal amount), to be determined on the Trade Date
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]

KEY TERMS (continued)
Basket Underlier Return:	With respect to each Basket Underlier: Final Basket Underlier Value – Initial Basket Underlier Value Initial Basket Underlier Value
Initial Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date

PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes: https://www.sec.gov/Archives/edgar/data/1000275/000095010324008110/dp212650_424b2-us1159multi.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $885.67 and $935.67 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Not Receive a Positive Return on the Principal Amount at Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	The Basket Weightings Will Not Be Determined until the Valuation Date.
•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Value of the Other Basket Underliers.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified.
•	You May Be Required to Recognize Taxable Income on the Notes Prior to Maturity.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in Any Basket Underlier.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the NKY Index and the SX5E Index.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Non-U.S. Currencies in Which the Securities Composing the NKY Index and the SX5E Index Trade.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to a Basket Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement. This document amends and restates the related document for this offering filed on June 5, 2024.

Registration Statement No. 333-275898; filed pursuant to Rule 433